                                         Exhibit 10.1

Ryan M. Lance Chairman and Chief Executive Officer 925 N. Eldridge Parkway Houston, TX 77079

April 28, 2022
Timothy A. Leach
600 West Illinois Avenue
Midland, TX 79701
Dear Tim,
I am pleased to inform you of the terms of your continued employment, effective as of May 1, 2022 (the “Effective Date”). This offer is contingent upon execution of this letter (“Letter Agreement”) and execution of the Non-Compete, Non-Solicitation, and Confidentiality Agreement (“Non-Compete Agreement”) appended hereto as Appendix A. The details of the offer are as follows:
From the Effective Date, your title, salary, and principal work locations will be:
Job Title:    Advisor to the Chief Executive Officer (and Member of the Executive Leadership Team)
Salary:    $700,008 / year
Locations:    Houston, Texas and Midland, Texas
You will be directly reporting to me. Under the Charter of the Human Resources and Compensation Committee (“HRCC”) of the Board, because you are considered a Senior Officer of the company, your salary and other elements of compensation are subject to approval by that Committee and will remain subject to periodic review by that Committee. The Committee is expected to meet to approve this offer on April 28, 2022.
Salary and Incentive Award
Subsequent changes to your salary will be based on your performance and our compensation programs.
In addition to your base salary, you will continue to be eligible to participate in the Variable Cash Incentive Program (VCIP). This is an annual program, which if approved, could result in you receiving an award. The Human Resources and Compensation Committee generally approves the awards after the completion of the plan year. Individual awards may be based upon company, unit, and/or individual performance. The awards can range from 0% to 200% of the target. Your target award for the 2022 plan year from the Effective Date will be 83% of your eligible earnings paid during the year.
Executive Programs
In addition to your base salary and VCIP, you will continue to be eligible to participate in the following executive level compensation programs:
Executive Restricted Stock Unit (ERSU) Program: This is an annual program, which, if approved, could result in you receiving an award of time-vested restricted stock units that settle in unrestricted stock three years following the grant date subject to the award terms and conditions. The Human Resources and Compensation Committee generally approves the awards annually in February. Beginning in 2023, you would have a target award base of 110% of your base salary on the last day you worked in the calendar year immediately prior to the grant date of each award. Your awards will not provide for proration if you retire on or after a date six months after the grant date of an award.

                                         Exhibit 10.1
Performance Share Program (PSP): This is a program where target awards are contingent shares of ConocoPhillips stock that are earned based on the Company’s performance over a three-year period, and approved awards will be paid out in restricted stock units, also known as performance share units, and settle in cash per the current program rules. Awards may be adjusted further based on individual performance. The awards can range from 0% to 200% of the target. Beginning in 2023, you would have a target award base of 205% of your base salary on the last day you worked in the calendar year immediately prior to the grant date of each award. The target award for the PSP 22 grant made in February 2022 will not be adjusted because of the change in your Salary Grade Level or base salary, and terms and conditions of the PSP 22 grant, any subsequent PSP 23 grant that may be approved, and any subsequent PSP 24 grant that may be approved will not provide for proration of the targets if you retire with less than 36 months in each applicable Performance Period or if you complete less than twelve full months of employment in the Performance Period, although the terms and conditions of those grants will continue to provide for other standard forfeiture provisions, the final approved payout by the HRCC, and the same payout timing as other participants.
Executive Severance Plan and Key Employee Change in Control Severance Plan: These plans provide severance benefits in the event of a company-initiated termination. In addition to cash payments and other benefits, eligible executives get favored “layoff” treatment with regard to outstanding equity awards.
Indemnification: You shall be eligible for indemnification and covered by D&O insurance to the same extent as applicable for other members of the company’s senior management.
Employee Benefits
You shall remain eligible for the employee benefits of ConocoPhillips. In addition to eligibility in the employee benefits plans, I confirm the following additional benefits:
Executive Defined Contribution Plans: The company provides three plans of nonqualified deferred compensation for which you will continue to be eligible under their terms and conditions. The first, the Key Employee Deferred Compensation Plan, allows salary, VCIP, and PSP deferrals. The second, the Defined Contribution Make-Up Plan, provides the “match” lost due to Internal Revenue Code limits on the amount of compensation that can be taken into account under our 401(k) plan. The third, the Company Retirement Contribution Make-Up Plan, provides accruals lost due to Internal Revenue Code limits on the amount of compensation that can be taken into account under the Company Retirement Contribution feature of our 401(k) plan.
Executive Life Insurance: The company will continue to provide, at no cost to you, group term life insurance coverage equal to one times annual salary as basic life insurance protection. We will also provide, at no cost to you, an additional one times your annual salary in further coverage. Under the company’s life insurance arrangements, you may also purchase supplemental coverage up to an additional eight times your annual salary.
Vacation: With regard to vacation benefit, you will continue to be eligible for six (6) weeks (240 hours) of vacation.
Further Conditions
By accepting this Letter Agreement, you also agree to the following conditions:
Effective as of immediately prior to the Effective Date, you hereby waive the right to terminate employment for “Good Reason” as a result of the position, annual base salary or target annual cash incentive opportunity, and other terms set forth in this Letter Agreement, or for any circumstances existing prior to the Effective Date, for purposes of any outstanding ConocoPhillips equity awards; however, in the event of the termination of your employment by ConocoPhillips without Cause (within the meaning of the applicable award agreement) or by you for circumstances occurring in the future that are not otherwise contemplated by this Letter Agreement and that constitute “Good Reason” (as defined below), such awards shall be eligible to vest in accordance with the terms of the applicable award agreements.

                                         Exhibit 10.1

For all purposes, including any outstanding equity awards issued prior to the Effective Date, the term “Good Reason” shall have the meaning set forth in the ConocoPhillips Key Employee Change in Control Severance Plan, except that with regard to the Inducement Grant Agreement of January 15, 2021, the definition of “Good Reason” contained therein shall apply to that award, and except, further, with respect to any outstanding equity award issued prior to January 15, 2021, the definition of “Good Reason” applicable thereto shall apply to that award, and all outstanding equity awards issued prior to the Effective Date shall be subject to the waiver described above. If you retire on or after December 31, 2024, you will retain all your outstanding ERSUs granted six months or more prior to your retirement and your outstanding PSUs granted prior to December 31, 2024, which will be paid on their applicable schedule. Both ERSUs and PSUs will remain subject to their other applicable terms (including performance in case of PSUs).
Non-Compete Agreement
By accepting this Letter Agreement, you also agree to execute and deliver the Non-Compete Agreement, appended hereto as Appendix A.
Governing Law
This Letter Agreement shall be governed by the laws of the State of Texas. Disputes arising under this Letter Agreement shall be resolved in state and Federal courts located in Houston, Texas.

If you have any further questions about the contents of this offer, please contact me. I’m looking forward to continuing to work with you.
Sincerely,

Ryan M. Lance

Please sign below acknowledging your acceptance of the terms of continued employment with ConocoPhillips.

Signature: ______________________________________________ Date: ____________________

APPENDIX A	Exhibit 10.1
NON-COMPETE, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT

This Non-Compete, Non-Solicitation, and Confidentiality Agreement (“Agreement”) is entered into by and between ConocoPhillips, a Delaware corporation (“Company”), on behalf of itself, its current, past, and future subsidiaries, and other corporate or partnership affiliates, and its or their successors or assigns (collectively referred to herein as, “Company Group”), and Timothy A. Leach (“Employee”) (Company and Employee are collectively referred to as the “Parties”), on April 28, 2022, and effective as of May 1, 2022 (the “Effective Date”).

In consideration of the compensation described in Section 4.01 of this Agreement, which Employee acknowledges to be good and valuable consideration for Employee’s obligations hereunder, Company and Employee hereby agree as follows:

ARTICLE I
CONFIDENTIALITY

Section 1.01. Non-disclosure of Confidential Information.

(a)  Employee and Company agree that, during the course of Employee’s employment with any member of Company Group and/or service on the Board of Directors of Company (collectively, “Service”) , Employee will or has had and will continue to have access to, and will or has gained and will continue to gain knowledge with respect to, “Confidential Information” (as defined below). Employee agrees that he shall not, without the prior written consent of Company, during the period of his Service and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized Person (as defined in Section 13(d) of the Securities Exchange Act of 1934) to use, disclose, or gain access to, any Confidential Information; provided, however, that Employee may disclose Confidential Information (x) as required by law or (y) as ordered by a court, provided that in any event described in the preceding clause (x) or (y), (A) Employee shall promptly notify Company in writing, and consult with and assist Company in seeking a protective order or request for another appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if Company waives compliance with the terms of the preceding clause (A), Employee shall disclose only that portion of the Confidential Information that, in the opinion of his legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving person, and (C) to the extent permitted by applicable law, Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b) Without limiting the foregoing, Employee agrees to keep confidential the existence of, and any information concerning, any dispute between Employee and Company Group, except that Employee may disclose information concerning such dispute to the court that is considering such dispute and to Employee’s legal counsel, provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute.

(c) For purposes of this Agreement, “Confidential Information” means information, observations, and data concerning the business and affairs of Company Group, including all business information (whether or not in written form) that relates to Company Group, or their directors, officers, employees, customers, suppliers, or contractors or any other third parties with respect to which Company Group has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of Employee’s breach of these terms, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents; product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development, including processes, formulas, designs, drawings, engineering, and technology; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to Employee prior to his involvement with Company Group or information rightfully obtained from a third party (other than pursuant to a breach by Employee of these terms or any other duty of confidentiality).

(d) Employee’s obligations under this Agreement shall supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to Company or any member of Company Group.

APPENDIX A	Exhibit 10.1
ARTICLE II
RETURN OF PROPERTY

Section 2.01. Return of Property. Employee acknowledges that all documents, records, files, lists, equipment, computer, software, or other property (including intellectual property) relating to the businesses of Company Group, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Employee while an employee of Company Group, including Confidential Information, are and shall remain the property of Company Group, and Employee shall immediately return such property to Company Group upon the date of Employee’s termination and, in any event, at Company’s request. Employee further agrees that any property situated on the premises of, and owned by, Company Group, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by Company Group personnel at any time with or without notice.

ARTICLE III
NON-COMPETITION, NON-SOLICITATION, AND NON-DISPARAGEMENT

Section 3.01. Acknowledgments.

(a) Employee recognizes and acknowledges the competitive and proprietary aspects of Company Group’s business. Employee acknowledges that a business will be deemed “Competitive” with Company Group if it performs any of the services or manufactures or sells any of the products provided or offered by Company Group.

(b) Employee further acknowledges that, during the course of Employee’s Service, Company Group has and will continue to furnish, disclose, or make available to Employee Confidential Information related to Company Group’s business and that Company Group has and will continue to provide Employee with unique and specialized training, experiences, and opportunities. Employee also acknowledges that such Confidential Information and such training, experiences, and opportunities have been developed and will be developed by Company Group through the expenditure of substantial time, effort, and money and that all such Confidential Information and training, experiences, and opportunities could be used by Employee to compete with Company Group. Employee also acknowledges that if Employee becomes employed by or affiliated with a competitor of Company Group in violation of Employee’s obligations to Company Group, it is inevitable that Employee would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, in the course of Employee’s Service, Employee has been and will be introduced to and collaborate with customers and other business partners of Company Group. Employee acknowledges that any and all “goodwill” created through such relationships belongs exclusively to Company Group, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any customers or other contacts of the Company.

(c) Employee further acknowledges and agrees that Company Group exclusively owns and shall exclusively own all rights, title, and interest to and in any and all accounts, clients, and/or customers that Employee sources, generates, solicits, and/or brings to Company Group. Employee further acknowledges and agrees that all business written or serviced for all customers, clients, and/or accounts of Company Group, including, but not limited to, any customers, clients and/or accounts that Employee is responsible for generating business from on behalf of Company, shall be written, renewed, and serviced only through the facilities of Company Group and in the name of Company Group and shall be owned exclusively by Company Group, including, but not limited to, the complete and entire goodwill relationship with the clients, customers, and/or accounts with whom Employee shall transact business.

Section 3.02. Non-Competition. Because of Employer Group’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to Employee pursuant to this Agreement, the sufficiency of which is acknowledged, Employee agrees and covenants that during the Restricted Period, Employee shall not engage in Prohibited Activity within any jurisdiction or marketing area within the Permian Basin area in the United States (“Restricted Territory”). Employee acknowledges that Company Group is engaged in business or marketing activities or has specific plans to expand into jurisdictions or marketing areas in the Restricted Territory.

“Restricted Period” is the term of Employee’s Service and a period of two (2) years from the date Employee’s Service ends for any reason whatsoever.

APPENDIX A	Exhibit 10.1
“Prohibited Activity” is activity in which Employee contributes Employee’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, officer, or any other similar capacity to an entity engaged in the same or similar business as Company Group, including those engaged in the business of exploring for, producing, transporting and marketing crude oil, bitumen, natural gas, liquefied natural gas and natural gas liquids within the Restricted Territory. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information.
Nothing in this Agreement shall prohibit Employee from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation or partnership, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation or partnership.
This Section does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to Company.

Section 3.03. Non-Solicitation. Because of Employer Group’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to Employee pursuant to this Agreement, the sufficiency of which is acknowledged, during the Restricted Period (as defined in Section 3.02 above), Employee will not, without the prior written consent of Company, engage in any of the following activities either individually or on behalf of any other person or entity, directly or indirectly:

(a) Solicit, divert, or appropriate or attempt to solicit, divert, or appropriate any customer, client, or other business partner of Company Group (or any person or entity which was a customer, client, or business partner of Company Group at any time during the six (6) month period preceding such actual or attempted solicitation, diversion, or appropriation), or any prospective customer, client, or business partner with respect to which Company Group has developed or made a presentation (or similar offering of services) during the six (6) month period preceding such actual or attempted solicitation, for the purpose of competing with Company Group or reducing Company Group’s relationship with any customers, clients, or other business partners of Company Group.

(b) Solicit, entice, or persuade or attempt to solicit, entice, or persuade any employee of or consultant to Company Group to end or reduce such individual’s relationship with Company Group, or employ, hire, cause to be employed or engaged, or solicit the employment or the engagement as a consultant of any employee of or consultant to Company Group while such individual is affiliated with Company Group or within six (6) months after such individual ceases to be affiliated with Company Group.

(c) Solicit, entice, or persuade or attempt to solicit, entice, or persuade any third party with whom Employer Group has a contractual or business relationship (including business referral sources, centers of business influence, investors, and/or strategic business partners) to sever, modify, reduce, or in any way alter their business or contractual relationship with Company Group.

Section 3.04. Non-Disparagement. Employee agrees and covenants that Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties.

This Section does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to Company.

Section 3.05. Effect of Breach. In the event Employee breaches any of the terms described in this Article III, Employee acknowledges and agrees that Employee will forfeit any remaining payment in Section 4.01 and will promptly repay to the Company any amounts previously received under Section 4.01.

APPENDIX A	Exhibit 10.1
ARTICLE IV
COMPENSATION AND REMEDIES

Section 4.01. Compensation. In consideration for the covenants entered into by Employee in this Agreement, the Company shall pay Employee $3,000,000 in two payments of $1,500,000, with the first payment made on May 1, 2023, and the second payment made on May 1, 2024.

Section 4.02. Conditions and Forfeiture. In order to receive the compensation described in Section 4.01, Employee must, on each payment date, either be (i) actively in Service and in compliance with the covenants set forth in this Agreement that apply during the course of Employee’s Service, or (ii) if no longer actively in Service, must be in compliance with the covenants set forth in this Agreement that apply for a period of time following Employee’s termination of Service. If neither of conditions described in the preceding sentence are met on a payment date, no further payments shall be due hereunder. If Employee is found to be in breach of any of the covenants under this Agreement, then, pursuant to Section 4.03 below, Employee shall repay to Company the compensation already paid to Employee under Section 4.01.

Section 4.03. Remedies (No Injunctive Relief). Employee acknowledges that a violation by him of any of the covenants contained in this Agreement would cause irreparable damage to Company Group in an amount that would be material and readily ascertainable. Accordingly, Employee agrees that, notwithstanding any provision of this Agreement to which it is appended to the contrary, in the event of a violation by Employee of any of the covenants contained in this Agreement, Company Group shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the compensation and benefits contemplated by this Agreement, to the extent not previously paid or provided, and (ii) the prompt return by Employee of any compensation previously paid or provided under Section 4.01. The preceding sentence shall be the Company’s only remedy for breach. In the event that a court of competent jurisdiction determines that any provision of this Agreement is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Agreement within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

Section 4.04. Reasonable Limitations; Acknowledgment. Employee acknowledges and agrees that the scope of the provisions set forth in this Agreement, including but not limited to, the scope of activities prohibited and the time limitations provided therein, are acceptable and reasonable, and Employee is in full agreement with all of such provisions and willing to be abide by such provisions. Employee further acknowledges that: (i) the amount of Employee’s compensation reflects Employee’s obligations and Company Group’s rights under this Agreement; (ii) Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and (iii) Employee will not be subject to undue hardship by reason of Employee’s full compliance with the terms and conditions of this Agreement or Company’s enforcement thereof.

ARTICLE V
MISCELLANEOUS
Section 5.01. Agreement Enforceable Upon Material Job Change. Employee acknowledges and agrees that if Employee should transfer between or among any affiliates of Company, wherever situated, or be promoted, demoted, reassigned to functions other than Employee’s present functions, or have Employee’s job duties changed, altered, or modified in any way, all terms of this Agreement shall continue to apply with full force.

APPENDIX A	Exhibit 10.1
Section 5.02. Notices. All notices, requests, consents, and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below, or to such other address as a party may designate by notice hereunder, and will be either delivered by hand, sent by overnight courier, or sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents, and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth below, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth business day following the day such mailing is made.

If to Company, addressed to it at:
ConocoPhillips
925 N. Eldridge Parkway
Houston, Texas 77079
Telephone: 281-293-2029
Fax: 918-662-8757
Attention: General Counsel

If to Employee, to his most recent address on file with Company

Section 5.03. Cooperation. During Employee’s Service and thereafter, Employee shall cooperate with Company Group and be reasonably available to Company Group with respect to continuing and/or future matters related to Employee’s Service period, whether such matters are business-related, legal, regulatory, or otherwise (including, without limitation, Employee appearing at Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Company Group all pertinent information and turning over to Company Group all relevant documents which are or may come into Employee’s possession). Following Employee’s termination of Service, Company Group shall reimburse Employee for all reasonable out of pocket expenses incurred by Employee in rendering such services that are approved by Company Group.

Section 5.04. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant, or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change, or restrict, the express terms and provisions of this Agreement.

Section 5.05. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties.

Section 5.06. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party waiving or consenting to such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

Section 5.07. Benefit. All statements, representations, warranties, covenants, and agreements in this Agreement will be binding on the Parties and will inure to the benefit of the respective successors and permitted assigns of each Party. Nothing in this Agreement will be construed to create any rights or obligations except between Company Group and Employee, and no person or entity outside of Company Group will be regarded as a third-party beneficiary of this Agreement.

Section 5.08. Governing Law. This Agreement shall be deemed to have been made in the State of Texas, and the validity, interpretation, and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Texas, without giving effect to conflict of law principles, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 5.09. Waiver of Jury Trial. Any action, demand, claim, or counterclaim arising under or relating to this Agreement will be resolved by a judge alone and each of Company and Employee waives any right to a jury trial thereof.

APPENDIX A	Exhibit 10.1
Section 5.10. Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly-authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law, and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-pencilling”), and in its reduced or blue-pencilled form such provision will then be enforceable and will be enforced.

Section 5.11. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

Section 5.12. No Waiver of Rights, Powers, and Remedies. No failure or delay by a Party in exercising any right, power, or remedy under this Agreement, and no course of dealing between the Parties or in any trade or industry, will operate as a waiver of any such right, power, or remedy of the Party. No single or partial exercise of any right, power, or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power, or remedy, will preclude such Party from any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The election of any remedy by a Party will not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 5.13. Employment at Will. Employee understands that neither this Agreement nor any other document that Employee has signed with Company Group constitutes an implied or written employment contract or guarantee of continued employment and that Employee’s employment with Company Group is on an “at-will” basis.

Section 5.14. Counterparts. This Agreement may be executed in two or more counterparts, and by different Parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 5.15. Opportunity to Review. Employee hereby acknowledges that Employee has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that Employee has had the opportunity to consult with counsel.

Section 5.16. Survival. This entire Agreement, and Employee’s obligations hereunder, shall survive any termination or cessation of Employee’s Service with Company Group (for any or no reason).

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and in the place first written above.

EMPLOYEE

Timothy A. Leach

CONOCOPHILLIPS

By: Ryan M. Lance
Title: Chairman and Chief Executive Officer